Exhibit 99.1

CONTACT:	Tracy H. Krumme
Vice President, Investor Relations
(203) 425-9830
FOR IMMEDIATE RELEASE
FUEL TECH ANNOUNCES RETIREMENT OF JOHN F. NORRIS JR.
AS PRESIDENT AND CHIEF EXECUTIVE OFFICER
     WARRENVILLE, Ill., Apr. 5, 2010 — Fuel Tech, Inc. (NASDAQ: FTEK) today announced the retirement of John F. Norris Jr. as President and Chief Executive Officer of the Company, effective April 1, 2010, and as a Director, effective May 20, 2010, the date of Fuel Tech’s Annual Stockholders’ Meeting. During this transitional period, Mr. Norris will serve as Executive Advisor to Douglas G. Bailey, Chairman, who has been appointed President and Chief Executive Officer, on an interim basis, by the Board of Directors pending the recruitment of a new President and Chief Executive Officer for which Fuel Tech shall commission an executive search.
     John Norris stated, “My retirement has been on my mind for some time now given that my family has endured four years of my weekly commutes from Columbus, Ohio to Fuel Tech’s headquarters in Warrenville, Illinois. Following the recent departure of our Chief Financial Officer, John Graham, and with the Company having experienced a sustained period in which challenging economic conditions have impacted our business, the Board and I came to a decision that now is the right time to make a transition to a future management team.”
     Douglas Bailey commented, “John has devoted himself tirelessly to Fuel Tech as President and CEO these past four years, and has done so at great sacrifice to himself and his family. The Board and I thank John for his dedicated service and many accomplishments and wish him all the best in his well-deserved retirement.”
     Mr. Norris continued, “I have thoroughly enjoyed my time at Fuel Tech and am fully committed to working with Doug to ensure a smooth transition. I am also very proud of what was accomplished during my service. In particular, we made great progress expanding our markets internationally, especially in China, enhancing our FUEL CHEM® product line, and broadening our
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technical expertise to now offer one of the most complete portfolios of NOx control technologies of any company in the world.”
     Mr. Norris concluded, “It is with the utmost sincerity that I thank the shareholders and the Board of Directors for their support during this exciting but challenging period in the Company’s history.”
     Mr. Bailey added, “I have been associated with Fuel Tech for many years, having served as a Director since 1998, Deputy Chairman since 2002 and Chairman since January 1, 2010. As such, I am quite familiar with many aspects of the Company’s business models and organizational structure, as well as the potential opportunities that lie before us. It will be my priority to ensure that we will have a strong future leadership team in place to build upon John’s successes and aggressively grow the Company while leveraging the outstanding technologies, talent and core competencies resident at Fuel Tech. This assignment will take a dedicated and focused effort, to which I am most committed.”
     Mr. Bailey concluded, “Ralph Bailey, Chairman Emeritus, and I have been major investors in Fuel Tech for many years and we remain very optimistic about its future prospects. Yet we and the Board recognize that the Company must improve its performance if we are to realize Fuel Tech’s full potential. I can assure you that during this transitional period we will make every effort to strengthen Fuel Tech’s management foundation and strategic business practices to maximize long-term shareholder value.”
     Mr. Bailey has been President of American Bailey Corporation (ABC), a closely held private equity firm, since its founding in 1984 and has been its Chief Executive Officer since 1996. A graduate of Massachusetts Institute of Technology and Harvard Business School, he has worked closely with Fuel Tech since its affiliation with ABC began in April 1998.
About Fuel Tech
     Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
     The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques — such as Low NOx Burners and Over-Fire Air systems — and post-combustion NOx control approaches, including NOxOUT® and HERT™ SNCR systems as well as systems that incorporate ASCR™ (Advanced Selective Catalytic Reduction), CASCADE™, ULTRA™ and NOxOUT-SCR® processes. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 550 units worldwide, where coal, fuel oil, natural gas, municipal waste, biomass, and other fuels are utilized.
     The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and operational issues associated with sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx. This technology, in the form of a customizable FUEL CHEM program, is installed on over 90 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.
     Fuel Tech also provides a range of combustion optimization services, including airflow testing, coal flow testing and boiler tuning, as well as services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning. In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.
     Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.
     This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.